Exhibit 99.1

Sensei Biotherapeutics Signs Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI) to Expand Development Plan for SNS-101, a Conditionally Active VISTA-blocking Antibody

BOSTON, February 06, 2023 (GLOBE NEWSWIRE) — Sensei Biotherapeutics, Inc. (Nasdaq: SNSE), an immuno-oncology company focused on the discovery and development of next-generation therapeutics for cancer patients, today announced that it has signed a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI), part of the National Institutes of Health (NIH), to expand the development of SNS-101, a conditionally active, pH-selective VISTA-blocking antibody.

Under the terms of the CRADA, Sensei will collaborate with the NCI Center for Immuno-Oncology Co-Directors, Jeffrey Schlom, Ph.D., and James Gulley, M.D., Ph.D., and conduct preclinical studies to assess the mechanism of action of SNS-101 in combination with novel therapeutic modalities. The goal of this collaborative effort between Sensei and the NCI is to further elucidate the role of VISTA in immune checkpoint resistance and expand the potential of SNS-101 as a combination therapy beyond anti-PD-1. Sensei expects to submit an Investigational New Drug (IND) application for SNS-101 in or before April 2023 and the trial is expected to commence thereafter in 2023, pending regulatory clearance.

“We’re excited to collaborate with Dr. Schlom and Dr. Gulley, who have pioneered the use of novel immunotherapies for a range of human cancers and are recognized for their expertise in translating preclinical findings into first-in-human studies for multiple immunotherapy agents,” said Edward van der Horst, Ph.D., Chief Scientific Officer of Sensei Biotherapeutics. “We believe this collaboration has potential to increase the body of evidence that pH-selective VISTA inhibition can achieve a potentially differentiated efficacy and safety profile, expand the rationale for combining inhibition of VISTA with mechanisms beyond PD-1 inhibition, and help us build upon the current clinical development plan for SNS-101.”

About Sensei Biotherapeutics

Sensei Biotherapeutics (Nasdaq: SNSE) is an immuno-oncology company focused on the discovery and development of next-generation therapeutics for cancer patients. Through its TMAb (Tumor Microenvironment Activated biologics) platform, Sensei develops conditionally active therapeutics designed to disable checkpoints and other immunosuppressive signals selectively in the tumor microenvironment to unleash T cells against tumors. Sensei’s lead investigational candidate is SNS-101, a conditionally active antibody designed to block the V-domain Ig suppressor of T cell activation (VISTA) checkpoint selectively within the low pH tumor microenvironment, where VISTA acts as a suppressor of T cells by binding the receptor PSGL-1. The company is also developing SNS-102, a conditional binding monoclonal antibody targeting V-Set and Immunoglobulin Domain Containing 4 (VSIG-4), as well as SNS-103, also a conditionally active monoclonal antibody targeting ecto-nucleoside triphosphate diphosphohydrolase-1 (ENTPDase1), also known as CD39. For more information, please visit www.senseibio.com, and follow the company on Twitter @SenseiBio and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe”, “designed to,” “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Sensei’s current beliefs and expectations. These forward-looking statements include expectations regarding the development of Sensei’s product candidates and platforms; the potential safety profile of Sensei’s product candidates, including SNS-101; the potential benefits of Sensei’s product candidates, including SNS-101; the timing of an IND submission for SNS-101 to the FDA; the timing of commencement of the planned clinical trial for SNS-101; and the potential benefits of Sensei’s collaboration with the National Cancer Institute. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Sensei’s product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Sensei’s product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical studies, including the preclinical studies described in this press release, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Sensei’s product candidates; the risk that Sensei’s product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Sensei anticipates; risks associated with Sensei’s dependence on third-party suppliers and manufacturers, including sole source suppliers, over which we may not always have full control; risks regarding the accuracy of Sensei’s estimates of expenses, capital requirements and needs for additional financing; and other risks and uncertainties that are described in Sensei’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 8, 2022 and Sensei’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Sensei as of the date of this release, and Sensei assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Michael Biega

Senior Director, Investor Relations

Sensei Biotherapeutics

mbiega@senseibio.com

Media Contact:

Chris Railey

Ten Bridge Communications

chris@tenbridgecommunications.com